Exhibit 8.1

Principal Subsidiaries of the Registrant

Subsidiaries:

Next Hop Holdings Limited, a British Virgin Islands company

Next Hop Hong Kong Limited, a Hong Kong company

ZIITECH PTY LTD, an Australia company